Exhibit 99.2

EXECUTION COPY

DILLON MANUFACTURING AGREEMENT

THIS MANUFACTURING AGREEMENT, is made as of January 1, 2007, by and between Unifi Manufacturing, Inc., a North Carolina corporation (“Unifi”), and Dillon Yarn Corporation, a South Carolina corporation (“Dillon”).

R E C I T A L S :

A. The equipment described in Schedule A (the “Equipment”) is owned by Dillon and is located in the facilities of Unifi at Dillon, South Carolina (the “Dillon Facility”).

B. Dillon wishes Unifi to manufacture such products that are capable of being manufactured using the Equipment on a commercially viable basis (but other than the Products (as defined in the Asset Purchase Agreement, dated October 25, 2006, between Unifi and Dillon)) (the “Contract Products”).

C. Subject to the terms and conditions set forth herein, Dillon desires to have its raw materials converted into Contract Products using the Equipment by Unifi, and Unifi desires to sell such services to Dillon.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. Term. Subject to Section 12, this Agreement shall commence on the date hereof and shall continue for three years and shall be automatically renewed for additional one year terms (the “Term”) following expiration of the prior term.

2. Manufacturing.

(a) During the Term, Unifi shall manufacture and deliver to Dillon, and Dillon shall accept from Unifi, all of the quantities of Contract Product specified by Dillon. Dillon shall not purchase Contract Product from any person, other than Unifi under this Agreement, unless Unifi is unable to satisfy orders of Contract Product from Dillon because the quantity ordered by Dillon exceeds the maximum production capacity of the Equipment or the Equipment is undergoing maintenance or is not otherwise operable. The Contract Product shall be produced with levels of quality consistent with past practice at the Dillon Facility.

(b) To facilitate the production of the Contract Product by Unifi, Dillon will furnish to Unifi its forecasted needs for the Contract Product as soon as reasonably determinable. Subject to receiving forecasted needs and the supply of the requisite quality and quantity of raw materials from Dillon on a timely basis, Unifi shall use its reasonable efforts to meet the production, timing and specifications of Dillon’s orders for Contract Product.

(c) Notwithstanding anything to the contrary contained herein, Unifi’s standard terms and conditions contained in each invoice (the “Standard Terms and Conditions”) shall constitute the terms and conditions under which Dillon will purchase the manufacturing services with respect to the Contract Product from Unifi. If the terms and conditions of any purchase order or this Agreement conflict with any provision of the Standard Terms and Conditions, then the Standard Terms and Conditions shall govern to the extent of such conflict.

3. Supply of Raw Materials; Warehousing; Packaging.

(a) Dillon shall be responsible for supplying to Unifi the raw materials required to manufacture the Contract Products, and shall deliver, or cause to be delivered, at its cost, to the Dillon Facility the raw materials in sufficient quantity to meet the manufacturing needs to satisfy Dillon’s manufacturing orders.

(b) Title to the raw materials and to the Contract Products manufactured therefrom shall at all times reside in Dillon.

(c) Unifi shall be responsible for storing the raw materials and Contract Product at the Dillon Facility, segregated from other raw materials or finished goods of Unifi. Unifi shall maintain inventory of the raw materials, packaging materials and Contract Product on a rotating basis, first in first out.

(d) Unifi shall be responsible for supplying the packaging materials for the Contract Products. For the purposes hereof, Dillon hereby grants Unifi a non-exclusive license to use its designated name, mark or logo (the “Dillon Marks”) on the packaging materials for the Contract Product, and shall notify Unifi on a timely basis of any changes to any such Dillon Marks. All intellectual property in and to Dillon Marks shall remain or become the property of Dillon and Unifi acknowledges that all goodwill associated with the use of Dillon Marks shall vest in Dillon.

4. Shipping. Dillon shall be responsible for making all arrangements to ship raw materials to the Dillon Facility and to ship the Contract Product from the Dillon Facility to its own customers. Unifi shall cooperate with Dillon to facilitate the shipping arrangements of Dillon.

5. Equipment.

(a) The parties hereby acknowledge that the Equipment currently located in the Dillon Facility is owned by Dillon, and that Unifi shall operate and use the Equipment solely to manufacture the Contract Product for sale to Dillon under this Agreement. Unifi hereby permits the Equipment to remain without charge in the Dillon Facility for such purpose.

(b) Unifi shall be responsible for the maintenance of the Equipment and for insuring the Equipment against damage, loss or destruction.

(c) Upon the termination or expiration of this Agreement, Dillon shall, at its cost, promptly, but in any event no later than 30 days, remove the Equipment from the Dillon Facility and Unifi shall grant reasonable access to Dillon for this purpose. Dillon shall reasonably restore the portion of the Dillon Facility where the Equipment was located to allow its use consistent with the prior operation of the Dillon Facility.

6. Price. The price for the manufacture of the Contract Product shall be calculated in accordance with the methodology set forth on Exhibit A.

7. Terms of Payment. The amount of each invoice shall be due and payable in U.S. dollars within 30 days from the date of the invoice.

8. Warranties. Except as specifically stated herein or in the Standard Terms and Conditions, Unifi does not represent or warrant that the Contract Product will satisfy any applicable laws or regulations of any government or agencies thereof.

9. Indemnification. Dillon shall indemnify and hold harmless Unifi and its employees, contractors and agents from any claims, actions, suits or proceedings, liabilities or losses resulting from or arising out of (i) personal injuries or damage to property sustained by any persons handling the Contract Product after the Contract Product has been placed in the hands of the carrier designated by Dillon, or (ii) any violation or infringement of intellectual property rights caused or alleged to be caused by or arising out of the use or sale of, or any aspect relating to any goods, materials, packaging materials or Contract Products furnished by Unifi or the use or operation of the Equipment.

10. LIMITATION OF DAMAGES. NEITHER DILLON NOR UNIFI WILL BE LIABLE HEREUNDER TO THE OTHER FOR SPECIAL, INCIDENTAL, DIRECT, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHETHER FOR BREACH OF CONTRACT, BREACH OF WARRANTY OR COMMISSION OF A TORT INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE.

11. Force Majeure. Unifi shall be excused from performing its obligations hereunder during the time and to the extent it is delayed or prevented from producing or delivering the Contract Product as a result of acts of God or of government, floods, unusually severe weather, national disaster, war, acts of war, acts of terrorism, sabotage, riots, strikes or other labor disturbances, fire, mechanical breakdown, accidents, shortage of or inability to obtain raw materials (including the failure of Dillon to timely supply raw materials to Unifi as provided in Section 3), energy, transportation, equipment or other events beyond its control.

12. Termination. Either party hereto may terminate this Agreement at any time for any reason upon 180 days’ prior written notice to the other party. Such termination, which shall be without penalty, shall not relieve or release either party from any right, liability or obligations that may have accrued under the law or this Agreement prior to the date of such termination.

13. Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed given to a party when (a)

delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number, or individual as a party may designate by notice to the other party):

(i)	If to Dillon:

Dillon Yarn Corporation

53 East 34th Street

Paterson, New Jersey 07514

Attention: President

Facsimile: (973) 684-0487

(ii)	If to Unifi:

Unifi Manufacturing, Inc.

7201 W. Friendly Avenue

Greensboro, North Carolina 27410

Attention: General Counsel

Facsimile: (336) 856-4364

14. Waiver. The failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement, or to take advantage of any of its rights, or to enforce any of the conditions hereof, shall not operate as a continuing waiver of such provisions, rights or conditions and shall not prevent such party from insisting upon such provisions, taking advantage of such rights and enforcing such conditions in the future.

15. Interpretation. Captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain or modify the construction or meaning of any of the provisions of this Agreement. Any rule of interpretation or construction that requires that ambiguities be construed against the party drafting the agreement or any similar rule or doctrine shall have no application to this Agreement. Neither a course of dealing between the parties nor a usage of trade shall be considered in interpreting, giving meaning to, supplementing or qualifying the terms of this Agreement.

16. Assignment; Amendment. This Agreement shall be binding upon the successors and permitted assigns of the parties; provided, that, neither party shall assign any of its rights or obligations herein without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld and, except that (i) either party may assign this Agreement to any of its subsidiaries, effective as of the date notice of such assignment is given to the other party, and (ii) this Agreement shall remain in full force and effect in the event of a change of control of either party, whether by merger, stock sale, reorganization or other business combination). All changes in, additions to or modifications or amendments of this Agreement, or any of the terms, provisions and conditions hereof, shall be effective only when in writing and signed by each of the parties hereto.

17. Entire Agreement. This Agreement and the Exhibit and Schedule hereto constitute the entire agreement between the parties concerning the subject matter hereof and supersede all prior contracts, agreements or understandings, oral or written, with respect to the subject matter hereof.

18. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof that would apply the laws of another jurisdiction.

19. Arbitration. Any dispute, controversy or claim for damages or otherwise, arising under or in relation to this Agreement, or any modification thereof, shall be settled by arbitration. Such arbitration shall be held in New York, New York before a panel of three arbitrators, with each party appointing one arbitrator and the two parties appointing a third (unless the parties hereto agree to one arbitrator), in each case from the Commercial Panel in accordance with the Rules of the American Arbitration Association, and the arbitration shall be conducted under such Rules. The decision of the arbitrators shall be final, binding and conclusive. Both parties shall be bound by the arbitrators’ decision and judgment upon such decision may be entered in any state or federal court of competent jurisdiction.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Manufacturing Agreement to be executed as of the date first above written.

UNIFI MANUFACTURING, INC.

By:	/s/ CHARLES MCCOY
	Name:	Charles McCoy
	Title:	Vice President

DILLON YARN CORPORATION

By:	/s/ STEPHEN WENER
	Name:	Stephen Wener
	Title:	Chief Executive Officer